Exhibit 99.1

Agenus Appoints Jean-Marie Cuillerot, M.D. as Vice President and Global Head of Clinical Development

- Previously with Merck Serono and Bristol Myers Squibb -

LEXINGTON, Mass.--(BUSINESS WIRE)--July 6, 2016--Agenus Inc. (NASDAQ: AGEN), an immuno-oncology (I-O) company developing antibodies, including checkpoint inhibitors and other checkpoint modulators, and cancer vaccines, today announced the appointment of Jean-Marie Cuillerot, M.D. as the Company’s Vice President and Global Head of Clinical Development. Dr. Cuillerot has played a key role in the successful clinical development of antibodies targeting CTLA-4 and PD-L1 at global pharmaceutical companies.

“Jean-Marie’s exceptional immuno-oncology clinical development expertise makes him an ideal addition to our senior team as we advance a number of our I-O programs in the clinic,” said Garo H. Armen, Ph.D., Chairman and CEO of Agenus.

Dr. Cuillerot joins the company with 16 years of experience in oncology clinical research and drug development. Most recently, he served as the Global Head of Clinical Development, Immuno-Oncology, and Vice President of Clinical Immunotherapy/Immuno-Oncology at EMD Serono Research and Development Institute, an affiliate of Merck Serono. At Merck Serono he oversaw the development of the company’s immuno-oncology portfolio, which included two checkpoint inhibitors and two immuno-cytokines. He also advanced the PD-L1 antibody avelumab from pre-IND to filing and was responsible for delivering the dataset leading to the $880 million co-development deal with Pfizer. Dr. Cuillerot led the Global Clinical Research team in all interactions with health authorities, including the FDA and EMA.

At Bristol-Myers Squibb, Dr. Cuillerot was the Medical Lead for Ipilimumab Life Cycle Management, developing strategies for the anti-CTLA-4 antibody as a treatment for lung cancer, castrate resistant prostate cancer, ovarian cancer, gastric cancer and glioblastoma. In addition to leading the execution of clinical studies, he supported the filing activities of ipilimumab for first-line treatment of melanoma.

“I am pleased to join the team at Agenus during such an exciting and productive period. With a broad pipeline of checkpoint targeted antibodies, including AGEN1884 targeting CTLA-4 and INCAGN1876 targeting GITR now in clinical development, I look forward to helping continue the momentum and advance additional novel checkpoint inhibitors and activators,” said Dr. Cuillerot.

Dr. Cuillerot received his B.S. in biochemistry, M.D., and M.Sc. in cellular and molecular biology at the University Louis Pasteur. He is board certified in hematology and immunology. He will be reporting to Robert B. Stein, M.D., Ph.D., President, Research & Development of Agenus.

In connection with Dr. Cuillerot’s appointment, Agenus granted Dr. Cuillerot inducement equity awards in accordance with NASDAQ Listing Rule 5635(c)(4). The awards were made pursuant to the Agenus Inc. 2015 Inducement Equity Plan and were approved by Agenus’ compensation committee as an inducement material to Dr. Cuillerot entering into employment with Agenus. The awards to Dr. Cuillerot consist of (i) nonqualified options to purchase 150,000 shares of Agenus common stock with a 10-year term and an exercise price equal to the closing price of Agenus’ common stock on the first day of Dr. Cuillerot’s employment with Agenus, which vests 25% on each of the one-year, two-year, three-year and four-year anniversaries of Dr. Cuillerot’s start date, subject to Dr. Cuillerot’s continued employment with Agenus through each such vesting date, and (ii) performance-based restricted stock units for up to 41,250 shares of Agenus common stock that are eligible to vest in a single installment on March 31, 2019 based upon Agenus stock price performance, subject to Dr. Cuillerot’s continued employment with Agenus through such vesting date.

About Agenus

Agenus is an immuno-oncology company focused on the discovery and development of revolutionary new treatments that engage the body’s immune system to benefit patients suffering from cancer. By combining multiple powerful platforms, Agenus has established a highly integrated approach for the discovery, development and manufacture of monoclonal antibodies that modulate targets of interest. In addition, the Company’s cancer vaccine program includes three proprietary platforms focused on individualized and off-the-shelf vaccines uniquely designed for each patient. Agenus’ broad portfolio of novel checkpoint and other immuno-modulatory monoclonal antibodies, vaccines and adjuvants, work in combination to provide the opportunity to create best-in-class therapeutic regimens. The Company has formed collaborations with Merck and Incyte to discover and develop multiple checkpoint antibodies. For more information, please visit www.agenusbio.com; information that may be important to investors will be routinely posted on our website.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding Dr. Cuillerot’s anticipated contributions to Agenus and planned clinical trial activities of Agenus and its partners. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of Agenus’ Form 10-Q filed with the Securities and Exchange Commission on May 9, 2016. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

CONTACT:
Agenus Inc.
Michelle Linn, 781-674-4541
michelle.linn@agenusbio.com
or
Media:
BMC Communications
Brad Miles, 646-513-3125
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